EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated August 29, 2013, with respect to the statements of condition including the related portfolios of Closed-End Strategy:
Master Municipal Income Portfolio- California Series 23 and Closed-End Strategy:
Master Municipal Income Portfolio - New York Series 23 (included in Invesco Unit Trusts, Series 1328) as of August 29, 2013, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-189208) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
August 29, 2013